                                                                     EXHIBIT 1.1

                         DESCRIPTION OF SHARE CAPITAL

  The following contains certain information concerning Independent Energy's capital structure and related summary information concerning certain provisions of Independent Energy's Memorandum and Articles of Association (Charter) and applicable English law. Such summary information is not complete and is qualified in its entirety by reference to the Memorandum and Articles of Association of Independent Energy, a copy of which have been filed as an exhibit to the Registration Statement of which this Prospectus is part and which is available for inspection as part of that Registration Statement.

GENERAL

  The Company's authorized share capital is (Pounds)280,000 divided into 28,000,000 Ordinary Shares of 1p nominal value each, of which 17,935,527 Ordinary Shares were issued and outstanding as of May 31, 1998.

  The share capital of the Company may be increased, consolidated and divided into shares of larger amounts than the Ordinary Shares, sub-divided into shares of smaller amount than the Ordinary Shares, and unissued Ordinary Shares may be canceled by an ordinary resolution of shareholders in a general meeting of the Company. The share capital of the Company may be reduced by special resolution of shareholders in a general meeting of the Company and confirmation by the English courts. The Company may, with the prior approval of an ordinary resolution of shareholders at a general meeting, purchase its own shares.

DESCRIPTION OF ORDINARY SHARES

  All of the issued and outstanding Ordinary Shares are duly authorized, validly issued and fully paid.

 DIVIDEND RIGHTS

  Holders of Ordinary Shares are entitled to receive such dividends as may be recommended by the Board of Directors of the Company and declared by the Company in a general meeting (but no larger dividend may be declared than is recommended by the Board of Directors of the Company, and the Company, in a general meeting may declare a smaller dividend) and such interim dividends as the Board of Directors of the Company may decide.

  The Company or the Board of Directors may fix a date as the record date by reference to which a dividend on the Ordinary Shares will be declared or paid, whether or not it is before the date on which the declaration is made. Any dividend on the Ordinary Shares unclaimed for a period of 12 years from its date of payment shall be forfeited and shall revert to the Company. No dividend on an Ordinary Share will bear interest.

 RIGHTS IN LIQUIDATION

  Subject to the rights attached to any shares issued on special terms and conditions, upon any liquidation or winding up of the Company, after all debts and liabilities of the Company and the expenses of the liquidation have been discharged, any surplus assets will be divided among the holders of Ordinary Shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of such shares.

 NOTIFICATION OF INTEREST IN SHARES

  Section 198 of the Companies Act of 1985 obliges any person (subject to exception) who acquires an interest of 3% or more in the Ordinary Shares to notify the Company of his interest within two business days following the day on which the obligation to notify arises. After the 3% level is exceeded, similar notification must be made in respect of whole percentage figure increases or decreases, rounded down to the next whole number. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares (subject to certain exceptions) including any shares (i) in which his spouse or his child or stepchild, is interested, (ii) in which a corporate body is interested where either (a) that corporate body or its directors are accustomed to act in accordance with that person's directions or instructions, or (b) that person controls one third or more of the voting power of that corporation body, (or (iii) in which another party is interested where the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985 and any interest in Shares is in fact acquired by any one of the parties pursuant to the agreement. A "concert party" agreement is an agreement which provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests.

  In addition, Section 212 of the Companies Act 1985 enables the Company, by notice in writing, to require a person whom the Company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interest in shares to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during this relevant time held an interest in the Shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware.

  In addition to the restrictions on the rights attaching to shares imposed by the Companies Act 1985 for noncompliance with Section 212 of that act, the Company's Memorandum and Articles of Association apply additional restrictions. The restrictions imposed or applied can potentially include disenfranchisement, loss of entitlement to dividends and other payments and restrictions on alienability.

 VOTING RIGHTS AND SHAREHOLDERS MEETINGS

  Under English law, there are two types of general meeting of shareholders, annual general meetings and extraordinary general meetings. An annual general meeting must be held at least once in each calendar year and not later than 15 months from the previous annual general meeting. At the annual general meeting matters such as the election of directors, appointment of auditors and the fixing of their remuneration, approval of the annual accounts and the directors' report and declaration of dividends are dealt with. Any other general meeting is known as an extraordinary general meeting.

  The Directors may convene an extraordinary general meeting and must convene one if demanded by holders of not less than 10% of the paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution must be called by at least 21 clear days' notice specifying the place, day and time of the meeting and the general nature of the business to be transacted. No business may be transacted at any general meeting unless a quorum of two persons entitled to vote on the business to be transacted is present in person or by proxy.

  At a general meeting, a simple majority of the votes cast is sufficient to pass an ordinary resolution. A special resolution requires a majority of not less than 75% of the votes of those shareholders as (being entitled to do so) vote in person or by proxy on the resolution in question. A small number of matters relating to variation of the rights attaching to different classes of shares and proceedings in a winding-up require the authority of an extraordinary resolution, which requires the same majority as a special resolution.

  Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders every holder of shares who (being an individual) is present in person or (being a corporation) is present by a representative or proxy not being himself a member shall have one vote on a show of hands, and on a poll (which can be demanded by the Chairman of the meeting, not less than three shareholders present in person or by proxy having the right to vote at the meeting, a holder or holders of Shares or his or their proxy representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by a holder or holders of shares or his or their proxy conferring a right to attend and vote at the meeting on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right), every holder of Shares present in person or by proxy shall have one vote for every share held.

  A holder of shares shall not be entitled (save as a proxy for another member) to be present or vote at any general meeting:

    (a) in respect of any Shares held by him in relation to which he or any other person appearing to be interested in those Shares has been served with a notice under Section 212 of the Companies Act 1985, requiring him to provide information in accordance with that section and containing a statement that upon failure to supply such information before the expiration period specified in the notice (which may not be less than 28 days) the registered holder of the Share is not entitled to vote in respect of those Shares, and the person on whom such notice was served fails to supply the information within the specified period; or

    (b) unless all amounts presently payable by him in respect of such Shares have been paid.

  All or any of the rights or privileges attached to the shares may, subject to certain provisions of the Companies Act 1985, be varied either with the consent in writing of the holders of 75% in nominal value of the issued shares or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of shares, but not otherwise.

 TRANSFER OF SHARES

  The instrument of transfer of a share may be in any usual form or in any other form of which the Directors approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The Directors may, in their absolute discretion without giving any reason therefor, refuse to register the transfer of a share which is not fully paid provided that any such refusal will not prevent dealings in the shares from taking place on an open and proper basis. The Directors may decline to register a transfer to person known to be a minor, bankrupt or person who is mentally disordered at a patient for the purpose of any statute relating to mental health. Subject thereto, the Articles of Association contain no restrictions on the registration of transfers of fully paid shares provided that all stamp duty payable thereon has been paid and the transfers are accompanied by any certificate for the shares and such other evidence (if any) as the Directors may require to prove the title of the intending transferor or his right to transfer the shares and is the case of a transfer to joint holders, and to no more than four such joint holders. The register of members may be closed at such times and for such periods as the Directors may determine not exceeding thirty days in each year. The Company has resolved that title to any Shares may be transferred by means of CREST being a relevant system for the purposes of the Uncertified Securities Regulations 1995.

 ISSUE OF ADDITIONAL SHARES

  Subject to the provisions of the Companies Act 1985, the authorized but unissued shares are at the disposal of the Directors who may issue, grant options over or otherwise dispose of them to such persons an on such terms as they deem appropriate.

  By virtue of Section 80 of the Companies Act 1985, the Directors may not, subject to limited exceptions in respect of employee share schemes, exercise any power to issue shares (or grant any right to subscribe for or convert other securities into shares) unless they have been authorized to do so by an ordinary resolution. Any such authority must state the maximum amount of shares which may be issued under it and the date of which it will expire, which must not be more than five years from the date the resolution is passed. On October 21, 1997, an ordinary resolution was passed authorizing the Directors pursuant to Section 80 of the Companies Act 1985 to exercise all the powers of the Company to issue shares up to a nominal amount of (Pounds)136,086, being the whole of the authorized but unissued share capital, for its period of five years.

  If Shares are to be issued for cash, Section 89 of the Companies Act 1985, requires, subject to limited exceptions in respect of employee share schemes, such shares first be offered to existing holders of shares in proportion to their holdings. However, Section 95 of the Companies Act 1985 provides that in certain circumstances the directors of a company may by special resolution be given power to issue shares as if Section 89 did not apply. On October 21, 1997, a special resolution was passed disapplying the provisions of Section 89 in respect of the issue of shares in connection with a rights issue and otherwise in respect of the issue of shares up to an aggregate nominal amount of (Pounds)65,000, such authority to expire at the conclusion of the next annual general meeting of the Company or if earlier, fifteen months from the passing of that resolution.

  The Company intends to convene an extraordinary general meeting at which resolutions will be proposed to increase the authorized capital in order to consummate the offering and waive certain preemptive rights.

 REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Ordinary Shares is Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA England, United Kingdom.

  There are no restrictions under the Company's Memorandum and Articles of Association or under English Law that limit the rights of persons not resident in the United Kingdom, as such, to hold or to vote shares.

                  DESCRIPTION OF AMERICAN DEPOSITORY RECEIPTS

  The following is a summary of the material provisions of the Deposit Agreement (including any exhibits thereto, the "Deposit Agreement") among the Company, the Depositary and all persons in whose name an ADR is registered on the books of the Depositary (the "Owners") and any person owning any beneficial interest in the ADSs evidenced by any ADR, and who may or may not be the Owner of such ADR (the "Beneficial Owners") from time to time of the ADRs issued thereunder. A copy of the Deposit agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is part and which is available for inspection as part of that Registration Statement. In addition, copies of the Deposit agreement are available for inspection at the principal office of the Depositary in New York (the "Principal New York Office"), which is presently located at 101 Barclay Street, New York, New York 10286. Terms used herein and not otherwise defined shall have the respective meanings set forth in the Deposit Agreement.

  ADRs evidencing ADSs are issuable by the Depositary pursuant to the terms of the Deposit Agreement. Each ADS represents, as of the date hereof, the right to receive one Share deposited under the Deposit Agreement (together with any additional Shares deposited thereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited Shares, the "Deposited Securities") with the Custodian, currently the London office of The Bank of New York (together with any successor or successors thereto, the "Custodian"). An ADR may evidence any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and the Company as Owners.

 DEPOSIT, TRANSFER AND WITHDRAWAL

  In connection with the deposit of Shares under the Deposit Agreement, the Depositary or the Custodian may require the following in form satisfactory to it: (i) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (iii) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Shares or indemnity therefor; and, (iv) proxies entitling the Custodian to vote such deposited Shares until the shares are registered in the name of the Custodian or its nominee. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary or its nominee or the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the

Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in the Deposit Agreement.

  After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to the terms and conditions of the Deposit Agreement, shall execute and deliver at the Transfer Office which is presently located at the Principal New York Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

  Subject to the terms and conditions of the Deposit Agreement, the Depositary may so issue ADRs for delivery at the Transfer Office only against deposit with the Custodian of (i) Shares in form satisfactory to the Custodian; (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions: or,
(iii) other rights to receive Shares (until such Shares are actually deposited pursuant to (i) or (ii) above, "Pre-released ADRs") only if (a) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Owners (but such collateral shall not constitute "Deposited Securities"), (b) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (1) owns such Shares, (2) assigns all beneficial right, title and interest therein to the Depositary, (3) holds such Shares for the account of the Depositary and (4) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (c) all Pre-released ADRs evidence not more than 30% of all such ADSs. The Depositary may retain for its own account any earnings or collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits together with other specified instruments for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, that the person making such deposit is duly authorized so to do and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.

  Subject to the terms and conditions of the Deposit Agreement, upon surrender of an ADR in form satisfactory to the Depositary at the Transfer Office, the Owner thereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR at the request, risk and expense of the Owner thereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Owner.

 DISTRIBUTIONS ON DEPOSITED SECURITIES

  Subject to the terms and conditions of the Deposit Agreement, to the extent practicable, the Depositary will distribute by mail to each Owner entitled thereto on the record date set by the Depositary therefor at such Owner's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Owner's ADRs:

  Cash. Any dollars available to the Depositary resulting from a cash dividend or other cash Distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the Deposit Agreement ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld and (ii) deduction of the Depositary's expenses in (1) converting any foreign currency to dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or dollars to the U.S. by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis,

(3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner;

  Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash;

  Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable any dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse); and

  Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

  Such dollars available will be distributed by checks drawn on a bank in the U.S. for whole dollars and round fractional amounts to the nearest whole cent (any fractional cents being withheld without liability for interest and added to future Cash distributions).

  To the extent that the Depositary determines in its discretion that any distribution is not practicable with respect to any Owner, the Depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Owner's ADRs (without liability for interest thereon or the investment thereof).

  There can be no assurance that the Depositary will be able to effect any currency conversion or to sell or otherwise dispose of any distributed or offered property, subscription or other rights, Shares or other securities in a timely manner or at a specified rate or price, as the case may be.

 DISCLOSURE OF INTERESTS

  To the extent that the provisions of or governing any Disposed Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Owners and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and, in the Deposit Agreement, the Depositary has agreed to use reasonable efforts to comply with such Company instructions.

  Notwithstanding any provision of the Deposit Agreement, by being a Owner of an ADR, each such Owner agrees to provide such information as the Company may request in a disclosure notice (a "Disclosure Notice") given pursuant to the United Kingdom Companies Act 1985 (as amended from time to time and including any statutory modification or reenactment thereof, the "Companies Act") or the Articles of Association of the Company. In the Deposit Agreement each Owner acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the Owner of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of association which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares. In addition, in the Deposit Agreement each Owner agrees to comply with the provisions of the Companies Act with regard to the notification to the Company of interests in Shares, which currently provide, inter alia, that any Owner who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding Shares, or is aware that another person for whom is holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify the Company as required by the Companies Act.

 RECORD DATES

  The Depositary may fix a record date which shall be as near as practicable to any corresponding record date set by the Company for the determination of the Owners who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Owners shall be so entitled.

 VOTING OF DEPOSITED SECURITIES

  As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of Owners of Shares or other Deposited Securities, the Depositary shall mail to Owners a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each Owner on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs and (iii) the manner in which such instruction may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Owner on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote in accordance with (iii) above) the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs in accordance with such instructions. The Depository will not itself exercise any voting discretion in respect of any Deposited Securities.

 INSPECTION OF TRANSFER BOOKS

  The Deposit Agreement provides that the Depositary will keep books at its Transfer Office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the Owners and the Company for the purpose of communication with Owners in the interest of the business of the Company or a matter related to the Deposit Agreement.

 REPORTS AND OTHER COMMUNICATIONS

  The Depositary shall make available for inspection by Owners at the Transfer Office and reports and communications received from the Company which are both
(i) received by the Depositary as the Holder of the Deposited Securities and
(ii) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also send to the Owners copies of such reports when furnished by the Company. Any such reports and communications furnished to the Depositary by the Company shall be furnished in English.

  On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the

Company shall transmit to the Depositary and the Custodian a copy of the notice thereof (in English) in the form given or to be given to holders of Shares or other Deposited Securities. The Depositary will, at the Company's expense, arrange for the prompt mailing of copies thereof to all Owners. In connection with any registration statement under the Securities Act relating to the ADRs or with any undertaking contained therein, the Company and the Depositary shall each furnish to the other and to the Commission or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, copy of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of the Deposit Agreement.

 CHANGES AFFECTING DEPOSITED SECURITIES

  Subject to the terms and conditions of the Deposit Agreement, the Depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Owners or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and, in the Deposit Agreement, the Depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connect on with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the ADR or make a distribution to Owners to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS shall automatically represent its pro-rata interest in the Deposited Securities as then constituted.

 AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The ADRs and the Deposit agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other takes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Owners, shall become effective 30 days after notice of such amendment shall have been given to the Owners. Every Owner of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any ADR to surrender such ADR and receive the Deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.

  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the Owners at least 90 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to advise Owners of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities as soon as practicable after the expiration of one year from the date so fixed for termination, the depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Owners not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

 CHANGES OF DEPOSITARY

  The Depositary may charge each person to whom ADRs are issued against deposits of Shares including deposits in respect of Share Distributions, Rights and Other Distributions and each person surrendering ADRs for withdrawal of Deposited Securities, $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Owners or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Owners delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Owners),
(iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Owners withdrawing Deposited securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into dollars (which are paid out of such foreign currency).

 LIABILITY OF OWNERS FOR TAXES

  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADRs, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Owner thereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or, subject to the terms and conditions of the Deposit Agreement, any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Owner thereof any party or all of such Deposited Securities (after attempting by reasonable means to notify the Owner thereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Owner thereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced thereby to reflect any such sales of Deposited Securities. In connection with any distribution to Owners, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such author to or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Owners entitled thereto.

 GENERAL LIMITATIONS

  The ADRs provide that the Depositary, the Company, their agents and each of them shall: (i) incur no liability (a) if any present or future law, regulation or any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADRs provides shall be done or performed by it, or (b) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADRs; (ii) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the Deposit Agreement without gross negligence or bad faith; (iii) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; or (iv) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. Notwithstanding the foregoing, no disclaimer of liability under the Securities Act is intended by any provision of the ADRs.

  Prior to the issue, registration, registration or transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the terms and conditions of the Deposit Agreement, the withdrawal of any Deposited Securities, the Company, the Depositary or the Custodian may require: (i) payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register, and (c) any applicable charges as provided in the Deposit Agreement; (ii) the product on of proof satisfactory to it of (a) the identity and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and (iii) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the Deposit Agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

 GOVERNING LAW

  The Deposit Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

 THE DEPOSITARY

  The Depositary is The Bank of New York, a New York banking corporation, which has its principal office located in New York, New York. The Bank of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                                   TAXATION

U.S. FEDERAL INCOME TAX AND U.K. TAX CONSEQUENCES TO OWNERS OF ADSS AND SHARES

  The following generally summarizes the principal U.S. federal and U.K. tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs and, except as provided explicitly below, Shares, to beneficial owners that, for U.S. federal income tax purposes, are citizens or residents of the U.S. (who are not also resident or, in the case of the individuals, ordinarily resident in the U.K. for U.K. tax purposes), corporations or partnerships created or organized under the laws of the United States or any state thereof, estates the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration and control of the trust and one or more of the United States persons that have the authority to control all substantial decisions of the trust (collectively "U.S. Holders"); provided, however, to the extent and in accordance with the procedures provided in Notice 98-25 (released by the Service on April 14, 1998) and future Treasury Regulations which will incorporate Notice 98-25, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, which elect to continue to be treated as U.S. persons will also be considered U.S. Holders. The discussion of U.S. tax consequences is based on the advice of Akin, Gump, Strauss, Hauer & Feld L.L.P. and the discussion of U.K. tax consequences is based on the advice of Masons.

  The statements regarding the U.S. and U.K. tax laws set out below (i) are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this Registration Statement and are subject to any changes in the U.S. or the U.K. law, or on the interpretation thereof by the relevant taxation authorities or in the double taxation conventions between the United States and the United Kingdom (the "convention"), occurring after such date, (ii) are based in part, on representations of the Depositary, and (iii) assume that each obligation in the Deposit Agreement and any related Agreement will be performed in accordance with its terms.

  The summary is of a general nature only and does not discuss all aspects of U.S. and U.K. taxation that may be relevant to a particular investor. For example, this summary deals only with ADRs held as capital assets and does not address special classes of purchasers, such as dealers in securities; U.S. Holders whose functional currency is not the U.S. dollar and certain U.S. Holders (including, but not limited to, insurance companies, tax exempt organizations, financial institutions and persons subject to the alternative minimum tax) may be subject to special rules are not discussed below. Neither does the following summary address the tax treatment of U.S. Holders who own, directly or by attribution, 10% or more of the Company's outstanding voting share capital. Except as otherwise expressly provided herein, the summary does not discuss foreign, state, local, estate or gift tax consequences to owners of ADSs and Shares. Since its purpose is limited to brief consideration of the more commonly relevant provisions, in no case should this summary be taken as constituting advice to an investor as to how he will or will not be taxed in any jurisdiction and in no circumstances is it to substitute for professional advice.

  PROSPECTIVE PURCHASERS OF ADSS ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONTENTS OF THIS SUMMARY AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AS WELL AS WITH RESPECT TO THE U.K. TAX CONSEQUENCES AND TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSS AND THE SHARES REPRESENTED THEREBY APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

  For purposes of the conventions and the United States Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders will be treated as the owners of the Shares represented by ADSs evidenced by ADRs.

TAXATION OF DIVIDENDS

  Under current U.K. law, the Company will be required when paying a dividend in respect of the Shares to account to the U.K. Inland Revenue for a payment known as advance corporation tax ("ACT"). At present, the rate of ACT is equal to one-quarter of the amount of the dividend. Dividends carry a tax credit equal to one-quarter of the cash dividend, amounting to 20% of the sum of the cash dividend paid and the associated tax credit. The tax credit will be available to offset a U.K. resident individual's liability to U.K. income tax in respect of the dividend, and may if the U.K. resident is a non-taxpayer, be reclaimed from the U.K. Inland Revenue in cash. A basic rate taxpayer will have no further liability to tax on the dividend, but a higher rate tax payer will be subject to an additional tax liability on the difference between the higher rate tax liability and the value of the tax credit. U.K. resident trustees of discretionary trusts liable to account for income tax at 34% on the trust's income may also be required to account for additional tax. A U.K. resident corporate shareholder will not normally be liable to U.K. corporation tax on any dividend received from the Company and will be entitled to offset the related ACT on the dividend against ACT due on its own qualifying distributions. From April 6, 1999, the treatment of tax credits will change. Dividends will carry a tax credit of one-ninth of a cash dividend. Although the credit will be available to offset a U.K. resident individual's liability to U.K. income tax in respect of the dividend, such tax credit will not be refundable.

  An Eligible U.S. Holder (as defined below) is entitled under the Convention relating to income taxes (the "Income Tax Convention") and current U.K. law to claim from the U.K. Inland Revenue a refund (a "Treaty Payment") for an amount equal to the amount of the tax credit to which an individual resident in the U.K. for U.K. tax purposes would have been entitled had he received the dividend (the "Tax Credit Amount"), subject to a U.K. withholding tax of 15% of the sum of the dividend paid and the related Tax Credit Amount. For example, assuming continuance of the Tax Credit Amount at the rate of 20/80ths of the amount of the dividend, a dividend payment of 80p to such an eligible U.S. Holder would generally entitle the Eligible U.S. Holder to a Treaty Payment of 5p (a Tax Credit Amount of 20p, reduced by 15% of the sum of the dividend and the Tax Credit Amount, or 15p) from the U.K. Inland Revenue giving a total realization of 85p (before applicable U.S. taxes). After April 5, 1999 because of the reduction of tax credits in the U.K., as outlined above, there will be no effective refund of tax (i.e., Treaty Payment) to Eligible U.S. Holders.

  For purposes of this Registration Statement, the term "Eligible U.S. Holder" means a U.S. Holder that is a beneficial owner of an ADS and of the cash dividend paid thereon and that satisfies the following conditions: the U.S. Holder (i) is an individual or a corporation resident in the U.S. for the purposes of the Income Tax Convention (and, in the case of a corporation, is not also resident in the U.K. for U.K. tax purposes), (ii) holds the ADSs in a manner which is not effectively connected with a permanent establishment in the U.K. through which such U.S. Holder carries on business or with a fixed base in the U.K. from which such U.S. Holder performs independent personal services, (iii) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of the U.S., and (iv) under certain circumstances, is not exempt from federal income tax on dividend income in the U.S. Special rules apply to a corporation which owns or, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting shares of the Company.

  A U.S. Holder that is a U.S. partnership, trust or estate, may be entitled under the Income Tax Convention to receive a Treaty Payment in respect of a dividend paid by the Company, but only to the extent that the income tax derived by such partnership, trust or estate is subject to U.S. Tax as the income of a U.S. resident either in its hands or in the hands of its partners or beneficiaries, as the case may be.

  For U.S. federal income tax purposes, the gross amount of a dividend plus the Tax Credit Amount (i) will be included in gross income by an Eligible U.S. Holder (at the dollar value of the dividend payment, on the date of the receipt by the Depositary, regardless of whether the dividend is converted into dollars) and (ii) will be treated as foreign source dividend income to the extent paid out of current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to certain limitations, the 15% U.K. withholding tax will be treated as a foreign income tax eligible for direct credit against such Eligible U.S. Holder's federal income taxes. For purposes of the foreign tax credit limitations, dividends distributed by the Company will generally constitute "passive income" or, in the case of certain U.S. Holders, "financial services income." The consequences of these limitations will depend on the nature and sources of each U.S. Holder's income and the deduction appropriately allocated or apportioned thereto. No dividends received deduction will be allowed with respect to dividends paid by the Company. If dividends paid by the Company were to exceed its current and accumulated earnings and profits as determined for federal income tax purposes, such excess would be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted basis in the ADSs, and any excess would be treated as capital gain.

  The Company may make arrangements with the U.K. Inland Revenue (the "H Arrangements") which will permit the applicable Treaty Payments to be paid to certain Eligible U.S. Holders at the same time as, and together with, cash dividends paid by the Company in respect of ADSs. The H Arrangements, which operate in respect of dividends paid on shares of U.K. companies that are represented by ADSs evidenced by ADRs, are implemented at the discretion of the U.K. Inland Revenue and may be amended or revoked. The H Arrangements generally apply to Eligible U.S. Holders other than (i) estates or trusts any of the beneficiaries of which are not resident in the U.S., (ii) investment or holding companies 25% or more of the capital of which is owned, directly or indirectly, by persons who are not individuals resident in, or nationals of, the U.S., (iii) persons (other than certain pension funds) exempt from U.S. federal income tax with respect to cash dividends paid on the Shares, (iv) persons owning 10% of more of the Shares, and (v) certain business and investment trusts. To claim the benefit of the H Arrangements, (i) the registered holder must complete the declaration on the reverse of the dividend check confirming the Eligible U.S. Holder's entitlement to the Treaty Payment and present the check for payment within three months from the date of issue of the check or (ii) in the case of ADRs held through The Depository Trust Company ("DTC"), the broker-dealer or bank-member of DTC which holds the ADRs on behalf of the Eligible U.S. Holder must complete a declaration as to the conditions entitling the Eligible U.S. Holder to the Treaty Payment.

  If the H Arrangements are not made with the U.K. Inland Revenue at the time an Eligible U.S. Holder receives a distribution from the Company, or if the H Arrangements are made at such time but an Eligible U.S. Holder does not qualify for the benefits of such arrangements, such Eligible U.S. Holder must, in order to obtain a Treaty Payment, file a claim for the Treaty Payment in the manner described in U.S. Internal Revenue Service Revenue Procedure 80-18, 1980-1 C.B. 623 and Revenue Procedure 81-58, 1981-2 C.B. 678, as amended. Claims for such payments must be made within five years from the January 31 following the end of the year of assessment to which it relates. The first claim for a tax credit under these procedures is made by sending the appropriate U.K. form in duplicate to the Internal Revenue Service Center with which the Eligible Holder's last U.S. income tax return was filed. Forms may be obtained from the Internal Revenue Service, Assistant Commissioner (International), 950 L'Enfrant Plaza South, S.W., Washington, D.C. 20219;
Attention: Taxpayer's Service Division. Because a claim is not considered made until the U.K. tax authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service well before the end of the applicable limitation period. Any claim by a claimant after the first claim should be filed directly with the Financial Intermediaries and Claims Office, Fitz Roy House, P.O. Box 40, Nottingham, England, NG2 IBD.

TAXATION OF CAPITAL GAINS

  A U.S. Holder who is not resident or ordinarily resident in the U.K. for U.K. tax purposes will not be liable for U.K. tax on capital gains realized on the disposal of ADSs unless, at the time of disposal, the U.S. Holder is carrying on a trade, profession or vocation in the U.K. through a branch or agency which constitutes a permanent establishment or fixed base, and the ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency.

  Upon the sale or other disposition of an ADS, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or disposition and the U.S. Holder's adjusted tax basis in the ADS. Such gain or loss will be capital gain or loss if the U.S. Holder holds its ADS as a capital asset. Prospective investors should consult their tax advisors regarding the U.S. federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

  A U.S. Holder that is liable for both U.K. and U.S. tax on a gain on the disposal of the ADSs will generally be entitled, subject to certain limitations and pursuant to the Income Tax Convention, to credit the amount of U.K. capital gains or corporation tax, as the case may be, paid in respect of such gain against such U.S. Holder's U.S. federal income tax liability in respect of such gain. U.S. Holders should seek professional tax advice to determine their entitlement to credit U.K. tax against their U.S. federal income tax liability.

PASSIVE FOREIGN INVESTMENT COMPANY STATUS

 PFIC CLASSIFICATION

  Special U.S. taxation rules are applicable to U.S. persons owning shares in a "passive foreign investment company" ("PFIC"). Investors that are not subject to U.S. taxation in respect of income on the ADSs or that are not U.S. persons generally will not be affected by the PFIC rules. A foreign corporation will be classified as a PFIC for any taxable year during which either 75% or more of its gross income (including the pro rata share of the gross income of any corporation (U.S. or foreign) in which the Company is considered to own 25% or more of the shares by value) for the taxable year is passive income or 50% or more of the average quarterly value of all of its assets (including the pro rata share of the assets of any corporation in which the Company is considered to own 25% or more of the shares by value) produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Because the Company will have a relatively large amount of passive assets, such as cash and marketable securities (including cash derived from the issuance of ADSs in the offering), pending investment of such assets in the Company's business, it is possible that the Company may be or could become a PFIC in any year. Although the Company will attempt to conduct its business so as to avoid PFIC status, the Company can provide no assurances that it will not be a PFIC in respect of its current or any future taxable year.

 CONSEQUENCES OF PFIC STATUS

  If the Company were to be classified as a PFIC, a U.S. Holder generally would be subject to special tax rules with respect to gain realized on the sale or any other disposition of such ADSs, and any "excess distribution" by the Company to the U.S. Holder with respect to ADSs held for more than one taxable year. In general, excess distributions are any distributions (including return of capital distributions) received by the U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder's holding period, if shorter). Under these rules (i) the gain or excess distribution would be allocated ratably over the U.S. Holder's holding period for the ADSs, (ii) the amount allocated to the current taxable year would be treated as ordinary income, (iii) the amount allocated to each prior year would be subject to tax at the highest rate in effect for that year and (iv) the interest charge generally applicable to under payments of tax would be imposed with respect to the resulting tax attributable to each such prior year. For purposes of the foregoing rules, a U.S. Holder who uses such ADSs as security for a loan will be treated as having disposed of such ADSs.

  For tax years beginning after 1997, a U.S. Holder of ADSs in a PFIC that are treated as "marketable stock" may also make a "mark-to-market" election. A shareholder making the "mark-to-market" election will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of the ADSs at the end of the taxable year over their adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net income of previously included income as a result of the "mark-to-market" election). The electing U.S. Holder's basis in the ADSs will be adjusted to reflect any such income or loss amounts.

  If the Company is a PFIC in any year, a U.S. Holder who beneficially owns ADSs during such year must file an annual return or IRS Form 8621 that described its interest in the Company, the distributions received from the Company and any gain realized on the disposition of ADSs.

ESTATE AND GIFT TAXES

  An ADR held by an individual U.S. Holder whose domicile is determined to be in the U.S. for purposes of the Estate Tax Treaty and who is not a national of the U.K. will not be subject to U.K. inheritance tax on such individual's death or on a lifetime transfer of the ADR except in certain cases where the ADR (i) is part of the business property of a U.K. permanent establishment of an enterprise of the U.S. or (ii) pertains to a U.K. fixed base used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit against U.S. federal estate or gift tax liability for the amount of any tax paid in the U.K. in a case where the ADR is subject to both U.K. inheritance tax and to U.S. federal estate or gift tax. A Share or ADR comprised in a settlement generally will not be chargeable to U.K. inheritance tax if the settlement was made when the settlor was domiciled in the U.S. and was not a national of the U.K. An individual U.S. Holder will be subject to U.S. estate and gift taxes with respect to the ADRs in the same manner and to the same extent as with respect to other types of personal property.

U.K. STAMP DUTY ("SD") AND STAMP DUTY RESERVE TAX ("SDRT")

  SDRT at the then applicable rate arises upon the deposit with the Depositary of the Shares in exchange for ADSs evidenced by ADRs. The current rate of SDRT on the deposit of Shares is 1.5%. In certain cases, U.K. SD could also arise on the deposit and the current rate is (Pounds)1.50 per (Pounds)100 (or part thereof). The amount of SDRT payable will be reduced by any SD paid in connection with the same transaction. SDRT will be payable by the Depositary in the first instance. In accordance with the terms of the Deposit Agreement, holders of ADRs must pay an amount in respect of such tax to the Depositary.

  Provided that the instrument of transfer is not executed in the United Kingdom and remains at all subsequent times outside the United Kingdom, no U.K. SD will be payable on the acquisition or transfer of ADSs. Nor will an agreement to transfer ADSs give rise to a liability to SDRT, provided both parties are not resident in the U.K. and the agreement is made outside the U.K.

  A transfer of Shares by the Depositary or its nominee to the relative ADR holder when the ADR holder is not transferring beneficial ownership will give rise to U.K. SD at the rate of (Pounds)0.50 per transfer.

  Transfer of Shares, as opposed to ADSs will normally give rise to a charge to U.K. SD at the rate of (Pounds)0.50 per (Pounds)100 (or part thereof) of the price payable for the Shares at the time of the transfer or agreement to transfer. SD and SDRT are usually the liability of the purchaser. Where such Shares are later transferred to the Depositary, further SDRT will normally be payable upon the deposit at the rate of 1.5% of the value of the Shares at the time of transfer. In certain cases, U.K. SD could also arise in the transfer at the rate of (Pounds)l.50 per (Pounds)100 (or part thereof), subject to the amount of any SDRT being reduced by such SD on the same transaction.